Exhibit 99.1

Source:	BNC Bancorp

Contact:	Richard D. Callicutt II
President and Chief Executive Officer
336-869-9200

BNC Bancorp Announces Cash Dividend

HIGH POINT, N.C., April 22, 2015 -- On April 21, 2015, the Board of Directors of BNC Bancorp (NASDAQ: BNCN), announced the declaration of a quarterly cash dividend on its common stock of $0.05 per share. This dividend is payable on May 29, 2015 to shareholders of record as of May 15, 2015. The $0.05 per share dividend rate is consistent with the rate declared in previous quarters.

BNC Bancorp shareholders may take advantage of the Company's Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company's common stock. To enroll in BNC Bancorp's Dividend Reinvestment Plan, shareholders should contact Computershare by calling (800) 368-5948.

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $4.2 billion-asset commercial bank. Bank of North Carolina provides banking and financial services to individuals and businesses through its 47 full-service banking offices in North and South Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Please visit our website at www.bncbancorp.com.